Sprout Social Announces Appointment of Raina Moskowitz to Board of Directors

CHICAGO, IL - Sprout Social, Inc. (“Sprout Social” or the “Company”) (Nasdaq: SPT), an industry-leading provider of cloud-based social media management software, today announced that Raina Moskowitz, Chief Operations, Strategy and People Officer at Etsy, Inc., will be joining their board of directors, effective December 10, 2020.

“As Sprout expands our footprint within the industry, we’re excited to have Raina join our board,” said Justyn Howard, CEO of Sprout Social. “She brings deep experience across several disciplines, has a proven track record with world-class companies and is a perfect complement to our board of directors and leadership team.”

Raina oversees a number of functions to develop and enable Etsy’s strategy by delivering exceptional service and experiences for both employees and customers. Prior to joining Etsy in early 2018, Raina led U.S. customer marketing at American Express, and held multiple leadership roles in product, strategy and marketing. She is a graduate of the Wharton School at the University of Pennsylvania.

“Social is integral to every brand’s success, and Sprout’s deep understanding of customer needs allows them to unlock value for organizations of all sizes,'' said Moskowitz. “I’m inspired by Justyn and his leadership team’s passion for building both a differentiated product and culture. I am excited to join the board as Sprout continues to create meaningful connections between people and brands.”

About Sprout Social
Sprout Social offers deep social media listening and analytics, social management, customer care, and advocacy solutions to more than 25,000 brands and agencies worldwide. Sprout’s suite of solutions supports every aspect of a cohesive social program and enables organizations of all sizes to extend their reach, amplify their brand and create the kind of real connection with their consumers that drives their businesses forward. Headquartered in Chicago, Sprout operates across major social and digital platforms, including Twitter, Facebook, Instagram, Pinterest, LinkedIn and Google.

Availability of Information on Sprout Social’s Website and Social Media Profiles
Investors and others should note that Sprout Social routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Sprout Social Investors website. We also intend to use the social media profiles listed below as a means of disclosing information about us to our customers, investors and the public. While not all of the information that the Company posts to the Sprout Social Investors website or to social media profiles is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Sprout Social to review the information that it shares at the Investors link located at the bottom of the page on www.sproutsocial.com and to regularly follow our social media profiles. Users may automatically receive email alerts and other information about Sprout Social when enrolling an email address by visiting "Email Alerts" in the "Shareholder Services" section of Sprout Social's Investor website at https://investors.sproutsocial.com/.

Social Media Profiles
www.twitter.com/SproutSocialwww.facebook.com/SproutSocialInc
www.facebook.com/SproutSocialInc
www.linkedin.com/company/sprout-social-inc-/
www.instagram.com/sproutsocial

Contact
Media:
Kristin Johnson
Sprout Social
Email: pr@sproutsocial.com
Phone: (312) 281-2073

Investors:
Jason Rechel
Sprout Social
Email: jason.rechel@sproutsocial.com
Phone: (773) 570-4892